Exhibit 10.2

SUMMARY OF MATERIAL TERMS OF

FOUR OAKS FINCORP INC.

2007 BONUS PLAN

The Company’s 2007 Bonus Plan (the “Plan”) is a compensatory plan, which aligns the interests of the executive officers with the interests of the Company’s stockholders by linking bonus amounts directly to the Company’s performance.  Through the Plan, the Company’s executive officers are eligible to receive cash bonuses based on the Company’s (i) fee income, (ii) average loan balances, (iii) average deposit balances, (iv) net interest spread and (v) net income.  Four tier target levels relating to each of these five areas have been set for fiscal year 2007 by the Company’s Compensation Committee.  Actual bonus payments, if any, will therefore vary depending on the Company’s actual fee income, average loan balance, average deposit balance, net interest spread and net income at the end of fiscal year 2007.  In addition, the Compensation Committee retained the discretion under the Plan, to award cash bonuses or otherwise increase, reduce or eliminate cash bonuses that would otherwise be payable under the Plan even if inconsistent with the Plan.